UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION

ISSUES LETTER TO STOCKHOLDERS

Recommends Stockholders to Vote WHITE Proxy Card to

Re-Elect Highly-Qualified and Experienced Incumbent Directors

and Reject Dissident Group’s Opposition Slate

TUCSON, ARIZONA, June 3, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that it has issued the following letter to stockholders:

Dear Fellow Providence Stockholder:

As you decide how to vote at the upcoming 2009 Annual Meeting of the Stockholders of The Providence Service Corporation to be held on June 15, 2009, ask yourself the following question:

WHO ARE YOU GOING TO BELIEVE?

TWO OF THE NATION’S LEADING INDEPENDENT PROXY ADVISORY FIRMS WHO:

•

Have issued recommendations to their clients that stockholders vote for the nominees of Providence’s Board of Directors, Fletcher Jay McCusker and Kristi L. Meints, at Providence’s annual meeting of stockholders to be held on June 15, 2009 (Glass Lewis & Co. and PROXY Governance, Inc.).

•

Believe that the nominees of Providence’s Board of Directors, Fletcher Jay McCusker and Kristi L. Meints, offer the depth and applicability of experience necessary to continue to lead Providence (PROXY Governance, Inc.).

•	Question the experience of the Avalon Group’s nominees (Glass Lewis & Co. and PROXY Governance, Inc.).

•	Question the intentions of the Avalon Group and its nominees (Glass Lewis & Co.).

•

Do not believe that the Avalon Group’s nominees are the right individuals to effect change at Providence given the affiliation of the Avalon Group’s nominees with Avalon Correctional Services and its chief executive officer, sole director and controlling stockholder, Donald E. Smith (Glass Lewis & Co.).

•

Believe that the Avalon Group has pursued its proxy contest largely in response to the Providence board’s rejection of a transaction proposal from the Avalon Group that the Providence board determined was self-serving, one-sided and not in the interests of all stockholders and that the Providence board acted responsibly in rejecting the Avalon Group’s proposal (Glass Lewis & Co.).

•	Believe that stockholders would best be served by the re-election of the better qualified and experienced management nominees, Fletcher Jay McCusker and Kristi L. Meints (PROXY Governance, Inc.).

•

Do not believe that the Avalon Group’s nominees have sufficient industry and board expertise to outweigh the loss of the two directors targeted by the Avalon Group’s proxy contest, Fletcher Jay McCusker and Kristi L. Meints (PROXY Governance, Inc.).

•

Believe that the Providence board’s recent appointment of Terence J. Cryan as a director demonstrates both an openness to strengthening the Providence board with highly-experienced and appropriate new independent directors, and to seeking out stockholder input with regard to the Providence board’s composition (PROXY Governance, Inc.).

OR . . .

THE AVALON GROUP WHO:

•

Over the past month, has embarked on a desperate strategy to spread outlandish lies and innuendo in an attempt to disparage Providence and impugn the reputation of Providence’s Board of Directors and its management team and distract our stockholders from focusing on the extraordinary progress we are making such as our record revenues and earnings in the first quarter. While we would prefer not to dignify any of the outlandish lies being propagated by the Avalon Group, let us set the record straight with respect to just a few of their lies.

•

Our Chief Executive Officer, Fletcher Jay McCusker, and his wife are residents of Tucson, Arizona. The family does have a vacation home in Colorado which, in the last year, was visited at Labor Day, Christmas and Memorial Day. In addition, despite having a number of investments, including a swimming pool service company that he set up for the benefit of one of our foster care program alumni and a restaurant that is managed and operated by others, Mr. McCusker, is, and has been since founding Providence, completely focused on growing Providence for the benefit of all stockholders and there are no activities or ventures that hinder Mr. McCusker from focusing his time and attention on Providence. It is also a complete lie that Mr. McCusker has never purchased any Providence shares in the open market.

•

Would like you to believe that they do not seek to take control of Providence, but have made Mr. McCusker, the founder, Chairman of the Board and Chief Executive Officer of Providence, the target of their proxy contest.

•

Have never provided us with any constructive ideas as to how Providence can continue to enhance stockholder value for ALL stockholders. Instead they provided us with a one-sided, self-serving transaction proposal intended to further the Avalon Group’s quest for control of Providence without paying any control premium to Providence’s stockholders.

•	Will say almost anything without regard to its truth and accuracy to justify their costly, distracting and disruptive proxy contest.

•	Are oblivious to facts that get in the way of their ultimate agenda to obtain effective control over Providence.

•	Do not believe that our stockholders deserve to be dealt with in a completely truthful, forthright and transparent manner.

•

Refuse to allow any independent directors at Avalon Correctional Services, Inc. (or any directors other than Donald E. Smith) and then attempt to falsely cast aspersions on the independence of the five independent members of the Providence board, each of whom comply with Nasdaq’s director independence requirements.

•

Have proposed two nominees who have never served on a public company’s board of directors and have no relevant or significant experience in the social services industry, and then wrongly question the substantial and very relevant experience of Kristi L. Meints, one of our highly-qualified nominees and the Chairperson of our Audit Committee for the past six years, who has more than two decades of experience serving in financial leadership positions, including a lengthy tenure at one of the nation’s most prominent blue-chip companies.

•

Have falsely claimed that all of the members of the Providence Board were “handpicked” by our Chief Executive Officer, Mr. McCusker, or have a longstanding personal or professional relationship with Mr. McCusker when that is simply not true. Other than Colonel Richard Singleton who worked with Mr. McCusker at Youth Services International, Inc. many years ago, none of the independent members of the Providence Board knew Mr. McCusker prior to being considered for membership on the Providence Board. Our newest independent director, Terence J. Cryan, who was introduced to the Providence Board by one of our largest institutional stockholders, first met Mr. McCusker in-person last week. In strong contrast, Mr. Smith is a strong believer in placing his “handpicked” confidantes and friends on a public company’s board of directors. Rather than work with us to identify and appoint an additional independent director with no prior affiliation with Providence or the Avalon Group, Mr. Smith has steadfastly insisted that he would only consider settling his distracting and disruptive proxy contest if his close confidante and second-in-command at Avalon Correctional Services, Michael C. Bradley, was appointed to the Providence Board.

•

Continue to refer to themselves as “The Providence Committee for Accountability” when the truth is that there are no members of the “Committee” who are not affiliated with either Donald E. Smith or the publicly-traded company that he controls, Avalon Correctional Services.

•

Portray themselves as champions of corporate governance even though Mr. Smith has an extremely well documented and lengthy record of flagrantly disregarding best practices in corporate governance at Avalon Correctional Services over the past seventeen years.

•	Have a well-documented and lengthy history of engaging in numerous anti-stockholder activities at Avalon Correctional Services.

If you chose to believe the nation’s two leading proxy advisory firms, Glass Lewis & Co. and PROXY Governance, Inc. and their recommendations that you vote to re-elect Fletcher Jay McCusker and Kristi L. Meints to your Board of Directors, we believe your next choice is clear. Vote the WHITE proxy card TODAY.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support of Providence.

/s/ FLETCHER JAY MCCUSKER Fletcher Jay McCusker	/s/ TERENCE J. CRYAN Terence J. Cryan	/s/ HUNTER HURST, III Hunter Hurst, III

/s/ KRISTI L. MEINTS Kristi L. Meints	/s/ CRAIG A. NORRIS Craig A. Norris	/s/ WARREN S. RUSTAND Warren S. Rustand

/s/ COLONEL RICHARD SINGLETON Colonel Richard Singleton

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at

http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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